EXHIBIT INDEX


EXHIBIT A:
  ATTACHMENT TO ITEM 77B:   ACCOUNTANT'S REPORT ON INTERNAL CONTROL

EXHIBIT B:
  ATTACHMENT TO ITEM 77C:   MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

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EXHIBIT A:

Report of Independent Auditors

To the Shareholders and Board of Directors of WEBS Index Fund, Inc.

In planning and performing our audit of the financial statements of WEBS Index Fund, Inc. (comprised of the Australia WEBS Index Series, the Austria WEBS Index Series, the Belgium WEBS Index Series, the Canada WEBS Index Series, the France WEBS Index Series, the Germany WEBS Index Series, the Hong Kong WEBS Index Series, the Italy WEBS Index Series, the Japan WEBS Index Series, the Malaysia (Free) WEBS Index Series, the Mexico (Free) WEBS Index Series, the Netherlands WEBS Index Series, the Singapore (Free) WEBS Index Series, the Spain WEBS Index Series, the Sweden WEBS Index Series, the Switzerland WEBS Index Series, and the United Kingdom WEBS Index Series) for the year ended August 31, 1998, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

The management of WEBS Index Fund, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above at August 31, 1998.

This report is intended solely for the information and use of the board of directors and management of WEBS Index Fund, Inc. and the Securities and Exchange Commission.

ERNST & YOUNG LLP
October 23, 1998



EXHIBIT B:

77C. A special meeting of shareholders of each WEBS Index Series of WEBS Index Fund, Inc. was held on October 2, 1998 and reconvened on October 16, 1998 to (1) vote on a proposal to approve a change of each WEBS Index Series' concentration policy and (2) transact such other business as may properly come before the special meeting or any adjournment thereof. The voting at the special meeting was as follows:


PROPOSAL
To approve a change of the
concentration policy of the
WEBS Index Fund, Inc.
                                      Total      Shares     Shares
                      Outstanding    Shares       Voted      Voted   Shares
                        Shares        Voted        For     Against  Abstained

Australia Series       4,400,030    4,023,944    4,012,435    8,300   3,209
Austria Series           800,030      642,202      640,352     -0-    1,850
Belgium Series         1,400,030    1,027,596    1,026,259      375     962
Canada Series            700,030      530,287      527,303      800   2,184
France Series          2,401,000    1,762,755    1,719,089   40,700   2,966
Germany Series         3,601,000    2,728,151    2,724,761      985   2,405
Hong Kong Series       8,026,000    7,650,154    7,572,614   44,100  33,440
Italy Series           2,550,030    1,727,976    1,631,433   94,053   2,490
Japan Series          24,001,000   16,621,187   16,383,925  166,478  70,784
Malaysia(Free)Series  16,725,030   15,200,753   15,087,863   50,180  62,710
Mexico(Free) Series      900,030      737,018      731,858    3,465   1,695
Netherlands Series       951,000      597,038      595,978      200     860
Singapore(Free)Series 14,400,030   13,222,386   13,080,283   46,650  95,453
Spain Series           1,050,030      642,370      641,098      175   1,097
Sweden Series            750,030      380,776      379,511      100   1,165
Switzerland Series     1,876,000    1,149,250    1,140,380    4,600   4,270
United Kingdom Series  3,401,000    2,504,872    2,502,687      780   1,405